Exhibit 10.1

[Letterhead]
JP Morgan Chase

December 15, 2006

Cory Boydston
Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, GA 30328

Re: Credit Agreement (the “Credit Agreement”) dated August 22, 2005

Dear Cory:

This will confirm that we have requested the Lenders under the Credit Agreement to approve the amendment of the definition of EBITDA to read as follows:

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), the sum of the amounts for such period of (i) Net Income (but excluding from such Net Income for the applicable period any income derived from any Investment in a Joint Venture referred to in Section 6.07(10) to the extent that such income exceeds the cash distributions thereof received by the Borrower or its Subsidiaries (other than those Subsidiaries that are not Guarantors) in such period), plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of deferred compensation expense, plus (vi) extraordinary losses (and all other non-cash items reducing Net Income, including but not limited to impairment charges for land and other long-lived assets and option deposit forfeitures), minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains and non-cash credits arising in or outside of the ordinary course of business not included in extraordinary gains that have been included in the determination of such Net Income), all determined in accordance with GAAP.

Please confirm your agreement to this amendment by signing and returning to us a copy of this letter. Please note that this amendment will be effective only when approved by the Required Lenders under the Credit Agreement.

                    JP Morgan Chase Bank,
                    as Administrative Agent
                    By: /s/ Michael O’Keefe
                    Michael O’Keefe
                    Associate
Agreed to this 18th day
of December, 2006
Beazer Homes USA, Inc.
By:  Cory J. Boydston
        Cory J. Boydston
        Senior Vice President and Treasurer